                        2,000,000 Shares of Common Stock
                             D.E. FREY GROUP, INC.


                       _________________________________

                           SELECTED DEALER AGREEMENT

                       _________________________________



                                                        __________________, 1999

     Underwriters represented by us have severally agreed to purchase from D.E. Grey Group, Inc. (the "Company") the 2,000,000 shares of Common Stock ("Shares"). The Shares are described in the enclosed Prospectus, the receipt of which you hereby acknowledge.

     1.   Offering to Selected Dealers.   The several Underwriters, acting
through us, are severally offering part of the Shares for sale to certain dealers ("Selected Dealers"), as principals, subject to the terms and conditions stated herein and in the Prospectus, at the public offering price per Share set forth in the Prospectus, less the per Share concession set forth in the Prospectus (such concession hereinafter referred to as the "Selected Dealers' Concession"). Sales of Shares to you pursuant to such offering will be evidenced by our written confirmation and will be on such terms and conditions set forth therein and in the Prospectus. In purchasing Shares, you will rely upon no statement whatsoever, written or oral, other than statements in the Prospectus.

     2.   Reoffering by Selected Dealers.   We are advising you by
telecommunication of the method and terms of the offering. Acceptances of any reserved Shares received at the office of Neidiger, Tucker, Bruner, Inc., 300 Plaza Level, 1675 Larimer Street, Denver, Colorado 80202, after the time specified therefor in our telecommunication and any order for additional Shares will be subject to rejection in whole or in part. Subscription books may be closed by us at any time in our discretion without notice and the right is reserved to reject any subscription in whole or in part, but notification of allotments against and rejections of subscriptions will be made as promptly as practicable.

     We are advising you in such telecommunication of the release by us of the Shares being sold by the Underwriters for public offering and of the public offering price of the Shares. Upon receipt of such advice, the Shares thereafter purchased by you hereunder are to be offered by you to the public at the public offering price, subject to the terms thereof. You agree that in selling Shares purchased hereunder you will comply with the applicable requirements of the Securities Act of 1933 and the Securities Exchange Act of 1934. Except as herein otherwise provided, Shares shall not be offered or sold by you below the public offering price before the termination of this Agreement, except that a concession from such public offering price of not in excess of the per Share amount set forth in the Prospectus may be allowed to dealers who are actually engaged in the investment banking or securities business, who execute the written agreement prescribed by Rule 2740(c) of the Rules of Conduct of the National Association of Securities Dealers, Inc. ("NASD") and who are members in good standing of the NASD or foreign dealers, not eligible for membership in the NASD, who represent to you that they will promptly reoffer the Shares at the public offering price and will abide by the conditions with respect to foreign brokers and dealers set forth in the first paragraph of Section 4 hereof.
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     It is assumed that Shares sold by you will be effectively placed for investment. If we contract for or purchase in the open market or otherwise for the account of any Underwriter any Shares sold to you and not effectively placed for investment, we may charge you the Selected Dealers' Concession originally allowed you on the Shares so repurchased, and you agree to pay such amount to us on demand. Shares so delivered to you against any such repurchase need not be the identical Shares originally purchased by you.

     You will advise us upon request of Shares purchased by you remaining unsold, and we shall have the right to repurchase such unsold Shares on demand at the public offering price less all or part of the Selected Dealers' Concession.

     3.   Payment and Delivery.   Payment for Shares purchased by you shall be
made by you on such dates and at such places as we advise you, by wire transfer or certified or bank cashiers' check payable to the order of Neidiger, Tucker, Bruner, Inc. in such clearing house funds as we advise, against delivery of such Shares. Delivery instructions must be in our hands at the office of Neidiger, Tucker, Bruner, Inc., 300 Plaza Level, 1675 Larimer Street, Denver, Colorado 80202, at such time as we request. Notwithstanding such provisions, if we so notify you, payment for and delivery of Shares purchased by you hereunder may be made through the facilities of The Depository Trust Company, if you are a member, unless you have otherwise notified us prior to the date specified in our telegram to you, or, if you are not a member, settlement may be made through a correspondent who is a member pursuant to instructions which you will send to us prior to such specified date.

     The above payment shall be made at the public offering price or if we so advise you, at a net price equal to the public offering price less the Selected Dealers' Concession. If payment is made by you at the public offering price, the Selected Dealers' Concession payable to you hereunder shall be paid promptly after the termination of this Agreement (or on such earlier date as we may determine), except that such Concession may be withheld and canceled, at our discretion, as to Shares which we have repurchased as set forth in the third paragraph of Section 2 hereof.

     4.   Position of Selected Dealers and Underwriters.   You represent that
you are actually engaged in the investment banking or securities business and that you are a member in good standing of the NASD or that you are a foreign dealer, not eligible for membership in the NASD, which agrees not to offer or sell any shares in, or to persons who are nationals or residents of, the United States of America. In making sales of Shares, if you are such a member, you agree to comply with all applicable rules of the NASD, including, without limitation, the Interpretation of Rule 2110 of the NASD's Rules of Conduct with respect to Free-Riding and Withholding (IM-2110-1) and Rule 2740 of such Rules, or, if you are a foreign dealer, you agree to comply with such Interpretation and Rules 2730, 2740 and 2750 of such Rules as though you were such a member, and with Rule 2420 as that Rule applies to a non-member broker or dealer in a foreign country. You also confirm that you have complied and will comply with the prospectus delivery requirements of Rule 15c2-8 under the Securities Exchange Act of 1934 in accordance with your prior undertaking to do so, and that you will furnish to persons who receive a confirmation of sale a copy of the Prospectus.

     You are not authorized to give any information or make any representations other than as contained in the Prospectus, or to act as agent for any Underwriter or us. Nothing shall constitute the Selected Dealers an association, unincorporated business or other separate entity or partners with the several Underwriters, with us, or with each other, but you shall be liable for your proportionate share of any tax, liability or expense based on any claim to the contrary. Neither we nor any Underwriter shall be under any liability to

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you, except for obligations expressly assumed by us in this Agreement, and no obligations on our part shall be impled or inferred herefrom.

     5.   Blue Sky Matters.   We will not have any responsibility with respect
to the right of any dealer to sell the Shares in any jurisdiction, notwithstanding any information we may furnish in that connection. We have filed a New York Further State Notice, if required.

     6.   Notices.   All communications from you to us shall be addressed to
Neidiger, Tucker, Bruner, Inc., 300 Plaza Level, 1675 Larimer Street, Denver, Colorado 80202, Attention: Corporate Finance. Any notice from us to you shall be delivered, mailed or telegraphed to you at the address to which this letter is mailed.

     7.   Termination.   This Agreement shall terminate 30 days after the date
hereof unless extended by us for a period or periods not exceeding an additional 30 days in the aggregate, and, whether extended or not, may be terminated by us at any time. Such termination shall not affect your obligation to pay for any Shares purchased by you or any of the provisions of Section 4 hereof.

     Please confirm your agreement hereto by signing the duplicate copy of this Agreement enclosed herewith and returning it to us at the address in Section 6 above.

                                                 NEIDIGER, TUCKER, BRUNER, INC.


                                                 By:___________________________
                                                      (Authorized Signatory)

                                                 Title:________________________


Confirmed as of the date first above written:



____________________________________________
(Please print or type name of firm)

By:_________________________________________
      (Authorized Signatory)

Title:______________________________________

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

                               OFFER TO PURCHASE



                                                    ______________________, 1999


Neidiger, Tucker, Bruner, Inc.
 as Representative of the Several Underwriters
300 Plaza Level
1675 Larimer Street
Denver, Colorado 80202


     We hereby confirm our order for ______________ shares of Common Stock, of D.E. Frey Group, Inc. (the "Shares") subject to the terms and conditions contained in your written confirmation of our purchase and the foregoing Selected Dealer Agreement.

     We hereby confirm our agreement to all the terms and conditions stated in the Selected Dealer Agreement. We acknowledge receipt of the Prospectus relating to the Shares and we further state that in entering this order we have relied upon the Prospectus and no other statement whatsoever, written or oral. We confirm that we are actually engaged in the investment banking or securities business and are a member in good standing of the NASD or that we are a foreign dealer, not eligible for membership in the NASD, which agrees not to offer or sell any Shares in, or to persons who are nationals or residents of; the United States of America. We agree that in making sales of the Shares, if we are such a member, we will comply with all applicable rules of the NASD, including, without limitation, the Interpretation of Rule 2110 of the NASD's rules of Conduct with respect to Free-Riding and Withholding (IM-2110-1) and Rule 2740 of such Rules, or, if we are a foreign dealer, we will comply with such Interpretation and Rules 2730, 2740 and 2750 of such Rules as though we were such a member, and with Rule 2420 as the Rule applies to a non-member broker or dealer in a foreign country. Further, we confirm that we have complied and will comply with the prospectus delivery requirements of Rule 15c2-8 under the Securities Exchange Act of 1934, as amended, and that we will furnish to persons who receive a confirmation of sale a copy of the Prospectus.



                                       _________________________________________
                                       (Please print or type name of firm)

                                       By:______________________________________
                                       Name:____________________________________
                                       Title:___________________________________


Dated:__________________ , 1999        _________________________________________

                                       _________________________________________

                                       _________________________________________
                                       (address or facsimile number to which all notices may be mailed or transmitted)

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